Exhibit 19.2

READING INTERNATIONAL, INC.

AMENDED AND RESTATED SUPPLEMENTAL POLICY CONCERNING TRADING IN COMPANY SECURITIES

BY CERTAIN DESIGNATED PERSONS

(Amended as of November 11, 2024)

This policy (“Policy”) supplements our general Insider Trading Policy. This Policy applies to certain Designated Persons (as defined below). If you are subject to this Policy, we will notify you and provide you with a copy. After you have read this Policy, please sign the Certification attached to this Policy and return it to the Company's Compliance Officer. You will also be asked to recertify your compliance with this Policy from time to time.

Persons subject to this Policy:

This Policy applies to

•	each Director of the Company,

•

each Officer of the Company who has been designated by our Board of Directors as an "Executive Officer" for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),

•

any additional persons that the Company may from time to time designate as being subject to this Policy because of their position with the Company (or any of its affiliates) and access to material non-public information, and

•	with respect to such persons who are employees of affiliates of the Company, this policy has been adopted by the governing body of such affiliate.

We will notify you if you are subject to this Policy. We refer to persons subject to this Policy as "Designated Persons."

If you are a Designated Person, then this Policy also applies to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company securities are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any other entity whose transactions in Company securities are controlled by you. You are responsible for making sure that these other persons and entities comply with this Policy.

Additional trading restrictions that apply to Designated Persons

If you are a Designated Person, you are subject to all of the requirements of our general Insider Trading Policy. In addition, you are subject to the following restrictions:

•	You may not trade in Company securities outside of a trading window.

For purposes of this Policy, a "trading window" will commence after the close of the second full day during which the NASDAQ Capital Market is open for trading in the Company's securities (a "trading day") following the day during which the Company publicly releases its quarterly/yearly operating results via a widespread Earnings Press Release and will end, (a) with respect to the fourth quarter, at the close of trading on the last trading day of such calendar year,

(b) with respect to the first quarter, on the close of trading on the tenth (10th) trading day following the opening of the window following the issuance of the Earning Press Release with the year end results, and (c) with respect to the second and third quarters, the fifth (5) trading day prior to the quarter end. As a matter of clarification, the close of the second full trading day following release would be at the end of trading on the second trading day following the day during which such release was made.

•

Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that the Compliance Officer may designate with the prior written approval of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside third party that a special blackout period has been designated.

•

You may not trade during a trading window without prior written notice. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the Compliance Officer in writing of the amount, timing and nature of the proposed trade(s) at least two business days prior to the first proposed transaction, and certify in writing that you are not in possession of material non-public information concerning the Company by delivery of a notice and certification (the "Trading Notice") in the form attached as Schedule 1, hereto. No such Trading Notice shall be effective for a period exceeding thirty (30) days from the date such Trading Notice is delivered to the Compliance Officer. Any Designated Person delivering a Trading Notice shall immediately update such Trading Notice in the event of any material change in the information and/or certification set forth in such Trading Notice by deliver of an amended trading notice to the Compliance Officer. Any Designated Person who is not obligated to file a Form 4 with the Securities and Exchange Commission with respect to trading in Company securities shall deliver to the Compliance Officer within 48 hours of each trade a written notice including the same information as would be included in such a Form 4 if such Designated Person had been obligated to file such a Form 4 with the Securities and Exchange Commission. The foregoing functions of the Compliance Officer will be undertaken by the Chief Executive Officer in the case of proposed trades by the Compliance Officer. For purposes of this Policy, the term "business day" means any day on which National Banks are open for the acceptance of deposits and the making of withdrawals in the City of New York and the term "National Bank" means a bank chartered by the Controller of the Currency.

•

You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in "puts" and "calls" (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Company's short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this Policy, as are short sales of Company securities.

•

You may not engage in certain hedging transactions with respect to Company securities. Certain forms of hedging transactions, such as zero-cost collars, equity swaps, prepaid variable forward contracts and exchange funds, are designed to hedge or offset a decrease in market value of a person's stock holdings. The stockholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as the Company's other stockholders. Therefore, such hedging transactions are prohibited under this Policy.

•

You may not hold Company securities in a margin account or pledge Company securities as collateral for any other loan without prior written notice. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material non-public information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has non-public information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for any other loan without prior written notice to the Compliance Officer and the Chair of the Audit and Conflicts Committee.

Exceptions to this Policy

The trading restrictions in this Policy (other than the trading restrictions set forth in the last three bullet points of the preceding section) do not apply to those transactions discussed in our general Insider Trading Policy under the heading "Exceptions to This Policy."

In addition, specific exceptions to this Policy may be made when the person does not possess or was not aware of any material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception should be directed to the Compliance Officer.

An exception shall be made to the first three bullets under "Additional trading restrictions that apply to Designated Persons" above for trading by a Designated Person under an "RDI Approved 10b5-1 Plan." To constitute an RDI Approved 10b5-1 Plan, the following steps must be taken and the approval of the Compliance Officer hereunder must be in place at all relevant times:

1.

A Designated Person must submit in writing (a) The Trading Notice on Schedule 1; and (2) such person's proposed 10b5-1 trading plan (the "Proposed Plan") in final form to the Compliance Officer, requesting pre-approval. Subject to certain qualifications and exceptions, a Designated Person shall not have overlapping trading plans.

2.	Upon receipt, the Compliance Officer will undertake to review the Proposed Plan, subject however, to such Designated Person timely supplying all relevant information requested by 4 the Compliance Officer to enable the review and consideration of such Proposed Plan. By submitting the Proposed Plan, the Designated Person agrees to pay all out-of-pocket expenses incurred by the Company, if in the opinion of the Compliance Officer, outside advisors (such as outside legal counsel) are necessary to assist in the review and consideration of the Proposed Plan or if the Compliance Officer, on behalf of the Company incurs any other expenses that may be required by the Compliance Officer to review the Proposed Plan. The Compliance Officer will collect all such expenses from the Designated Person prior to approving or disapproving the Proposed Plan.

3.	The Proposed Plan must contain the following elements to be an "RDI Approved 10b5-1 Plan":

a.	The Proposed Plan may only be adopted during an open trading window.
b.	The Proposed Plan must follow the prescribed cooling-off periods between the time a new trading plan is adopted and when the first trade is made under the plan, as follows:
i.

Officers and Directors are required to wait the later of: (i) 90 days after adoption or modification of the trading plan and (ii) two (2) business days after filing the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (not to exceed 120 days); and

ii.	All persons other than Officers and Directors are required to wait 30 days after adoption or modification of a trading plan;
c.

The Proposed Plan must include a representation certifying, at the time of the adoption of a new or modified plan, that: i) the Designated Person was not aware of material nonpublic information about the Company or its securities; and ii) the Designated Person is adopting the plan in good faith and not as a part of a plan or scheme to evade securities laws.

d.

The Designated Person must undertake to timely file all SEC Forms 4, amendments to Schedules 13D (if applicable) and any other SEC form applicable, with respect to trades or other actions made under the RDI Approved 10b5-1 Trading Plan. In all such filings, the Designated Person must disclose that trades are made pursuant to the RDI Approved 10b5-1 Trading Plan, if such statement is accurate. The Designated Person must also undertake to timely file on an SEC Form 4, or an amendment thereto, any future amendment, termination or modification to such RDI Approved 10b5-1 Trading Plan.

e.	The Proposed Plan must contain trading limits in compliance with the volume restrictions under Securities Act of 1933, Rule 144 (e)(1) (17 CFR 230.144 (e)(1)), as then in effect.

f.	The Designated Person must affirm to the Company that at the time of submission of the Proposed Plan and as of the date of approval hereunder, the Designated 5

Person is in compliance with all applicable requirements of Securities Exchange Act of 1934 Rule 10b5-1 (17 CFR 240.10b5-1), as then in effect, including not having or aware of any material nonpublic information.

g.

The Proposed Plan must have a minimum term of three (3) months, and may only be terminated, amended, modified or voluntarily suspended by the Designated Person (i) in good faith as a result of unusual circumstances, (ii) during an open trading window,

(iii) when not in possession of any material nonpublic information and (iv) subject to pre-approval of the Compliance Officer. Notice of termination, amendment, modification or voluntary suspension must be submitted to the Compliance Officer for pre-approval at least ten (10) days (or shorter period if approved by the Compliance Officer) in advance of the effective date of such termination, amendment, modification or voluntary suspension. No trading activity may re-commence under the RDI Approved 10b5-1 Plan until the expiration of the applicable cooling-off period described in Section 3(b) above. In the event of an approved termination, the Designated Person must agree that he/she will not propose a new or additional Proposed Plan that would be effective prior to the later to occur of: (x) two (2) trading days after the next quarterly or annual earnings press release, or (y) thirty (30) days. Notwithstanding the foregoing, the expiration of an RDI Approved 10b5-1 Plan upon

(i) the sale of all of the securities covered by such plan, (ii) the end of the stated term of such Plan, or (iii) due to another expressly stated expiration event shall not constitute a “termination, amendment, modification or voluntary suspension” by such Designated Person.

h.

Notwithstanding item (f) above, to allow the Designated Person to make decisions in connection with extraordinary corporate transactions and to avoid potential problems under other provisions of the federal securities laws, the RDI Approved 10b5-1 Plan may include a provision that automatically terminates or suspends trading under the plan if certain events occur, such as the Company's public announcement (or receipt of notice from the Company's general counsel or the Compliance Officer) of a pending or proposed merger, acquisition or other extraordinary corporate transaction or an underwritten public offering.

i.

The Designated Person must execute a form of indemnification agreement in the form attached to this Policy, under which the Designated Person indemnifies and holds the Company, each executive officer, each director, and each agent, employee and consultant, harmless for any claims or damages that may be asserted against such persons arising out of the Designated Person's trading in the Company's securities pursuant to a RDI Approved 10b5-1 Plan.

4.

Until the Proposed Plan is approved in writing by the Compliance Officer, the Designated Person will have no right to claim that such person is eligible for any exceptions to the first three bullets under "Additional trading restrictions that apply to Designated Persons" above.

5.	The Compliance Officer may elect to deny the request hereunder in his or her reasonable discretion; provided that the Designated Person may appeal such decision to the Company's

Board of Directors to be determined by majority vote of the directors. After such approval is issued, if, in the best interests of the Company as determined by the vote of the Company's Board of Directors, such approval may be rescinded and demand will be made to the Designated Person to take all appropriate measures in good faith to terminate such plan. In the event that the Designated Person is a member of the Board of Directors, such individual shall recuse himself or herself from the Board’s deliberations and vote on this issue.

6.	Upon issuance of approval of the Proposed Plan by the Compliance Officer, the Company shall publicly disclose such Plan.

Interpretation and Administration

The Company's Audit and Conflicts Committee is hereby delegated exclusive authority to interpret and administer this Policy (including, without limitation, the granting of exceptions). Any determination by the Audit and Conflicts Committee shall be final and binding. For purposes of the interpretation and administration of this Policy (including, without limitation, the granting of exceptions), the Compliance Officer shall report to and operate under the instructions of the Audit and Conflicts Committee.

Information about the Compliance Officer

We have designated Craig Tompkins as the Compliance Officer for this policy. His telephone number is (213) 235-2232. If you have any questions about this policy, you should contact him.

CERTIFICATION

I hereby acknowledge receipt of the Reading International, Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons and agree to abide by its terms and conditions.

NAME

SIGNATURE

DATE OF SIGNATURE

Return this Certification to the Compliance Officer with a copy to: Susan Villeda, Legal Department.

READING INTERNATIONAL, INC. SCHEDULE 1

TO

AMENDED AND RESTATED SUPPLEMENTAL POLICY CONCERNING TRADING IN COMPANY SECURITIES

BY CERTAIN DESIGNATED PERSONS (“POLICY”)

TRADING NOTICE AND CERTIFICATION

I hereby notify you of my intent to trade in securities of Reading International, Inc. (the “Company”).

The amount and nature of the proposed trade is as follows:

◻ Exercise                                      non-qualified stock options granted under the Company’s Restated 2010 Stock Incentive Plan or the Company’s 2020 Stock Incentive Plan on                                             ;

◻ Sell in the open market                shares of Company Class A Nonvoting Common Stock currently held at                                  (example: Fidelity; another broker; in certificated form);

◻ Sell in the open market                          shares of Company Class B Voting Common Stock currently held at                             (example: Fidelity; another broker; in certificated form);

◻ Purchase in the open market              shares of Company Class A Nonvoting Common Stock;

◻ Purchase in the open market                      shares of Company Class B Voting Common Stock;

◻ Adopt a Rule 10b5-1 plan to sell shares And which the Undersigned acknowledges that he or she must comply with all requirements set forth under “Exceptions to This Policy” applicable to adoption of Rule 10b5-1 Trading Plans;

◻ Other (explain                                                          .

Time Period for Proposed Transactions: Commencing                               and ending, on earlier of                               or sale of the above indicated securities.

Certification Applicable to Proposed Matters Other Than Pursuant to a Rule 10b5-1 Trading Plan:

I understand that I am not authorized to trade in Company securities in reliance upon this Notice and Certification until the same is approved by the Compliance Officer or his/her designee. I further understand that I am only authorized to complete my proposed trade during the authorization period set forth in the approval below, and that if I have not completed my proposed trade by the last date of the authorization period set forth below, I must submit a new Notice and Certification in order to trade in Company securities. I agree to notify the Compliance Officer within 24 hours after the execution of any cleared trade in Company securities so that the Company can provide reasonable assistance, as requested, in connection with the timely filing of forms required under Section 16 of the Exchange Act. The ultimate responsibility and liability for timely, complete and accurate filing of such forms, however, remains with the undersigned Designated Person. I hereby certify that I am not aware of material nonpublic information concerning the Company. [Initial here]

Certification Applicable to Proposed Matters Pursuant to a Rule 10b5-1 Trading Plan:

I understand that I must comply with all requirements set forth in the Policy under “Exceptions to This Policy” applicable to adoption of Rule 10b5-1 Trading Plans. [Initial here]

Date:

Signature:

Print Name:

To be completed by Compliance Officer or his/her Designee

Approved By:

Date:

Authorization Period Begins:

Authorization Period Ends:                                       (But in no event, longer than thirty (30) days from the date that Trading Notice is delivered to the Compliance Officer)

[Form of Indemnification Agreement for Persons adopting a Rule 10b5-1 Trading Plan]

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into this day of                 , 20[ ] by and among Reading International, Inc., a Nevada corporation ("RDI"), and [Name of Director/Officer/Other Designated Person] ("Indemnitor"). RDI and Indemnitor are hereinafter referred to collectively as "Parties" and each individually as a "Party."

RECITALS

A. Indemnitor has established a trading plan ("Trading Plan") for the sale of securities of RDI with [Brokerage Firm] pursuant to (i) RDI's Amended and Restated Supplemental Insider Trading Policy, as amended from time to time (the "Insider Trading Policy") and (ii) Rule 10b5- 1.

B. Simultaneously with establishing the Trading Plan, in accordance with the Insider Trading Policy, Indemnitor must enter into this Agreement to indemnify RDI, its directors, executive officers, employees, consultants and agents (collectively, "Indemnitees") for any claims or damages that may be asserted against the Indemnitees in connection with Indemnitor's actions or inactions arising out of the Trading Plan or the Insider Trading Policy.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Indemnification. Indemnitor agrees to indemnify and hold harmless the Indemnitees from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, "Losses") arising out of or attributable to (A) Indemnitor's actions taken or not taken in connection with the Trading Plan or the Insider Trading Policy, (B) any breach by Indemnitor of the Trading Plan or the Insider Trading Policy, or (C) any violation by Indemnitor of applicable laws or regulations.

2. Defense. RDI has the right to control the defense of any and all claims, suits or administrative proceedings as to which indemnification is sought hereunder and RDI shall have the right to select counsel with Indemnitor's consent which consent will not be unreasonably withheld. No claim will be settled without the consent of the Indemnitor, which consent will not be unreasonably withheld. Indemnitor shall give prompt notice of any claim and shall cooperate in the defense of any and all such claims, suits or administrative proceedings.

3.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Nevada. Any dispute regarding this Agreement shall be filed in state or federal court located in Clark County, Nevada, and said courts shall be the exclusive jurisdiction for any such dispute. The Parties consent to the jurisdiction of the state and federal court of Nevada.

(b) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

(c) In the event any action is commenced by either Party against the other in connection herewith, the prevailing Party shall be entitled to payment from the other Party of the prevailing Party's costs and expenses, including reasonable attorneys' fees, as determined by the court.

(d) This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior representations, agreements and understandings of the Parties. No addition to or modification of this Agreement shall be binding unless executed in writing by the Parties hereto.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Indemnification Agreement as of the day and year first above written.

READING INTERNATIONAL, INC.

[Name], [Office]

[Name of Indemnitor]